Exhibit 2



                          NOTICE OF CHANGE OF CONTROL




                       COMPANIA DE ALIMENTOS FARGO S.A.




                          Notice of Change of Control




                With respect to its 13-1/4% Senior Notes due 2008




         NOTICE IS HEREBY GIVEN to all holders of 13-1/4% Senior Notes due 2008 (the "Notes") of Compania de Alimentos Fargo S.A. (the "Company") pursuant to Sections 1.06 and 10.15 of the Indenture, dated as of July 27, 1998 (the "Indenture"), among the Company, the Guarantors party thereto, Citibank, N.A., as Trustee, Co-Registrar and Principal Paying Agent, and Citibank, N.A., Buenos Aires Branch, as Registrar and Paying Agent, as set forth below.

         On January 24, 2003, Global Foods Investments Co. transferred to CODAFA Global Investments (the "CODAFA Acquisition") all of the issued and outstanding shares of capital stock of Global Foods Co., which owns all of the issued and outstanding shares of capital stock of Fargo Holding (Gibaltrar), which in turn owns all of the issued and outstanding shares of capital stock of the Company (other than a 37% undivided interest in one share held by other shareholders). On January 28, 2003, CODAFA Global Investments transferred to the Global Foods Trust, a Panamanian trust, all of the issued and outstanding shares of capital stock of Global Foods Co. (the "Global Foods Trust Transfer"). The Global Foods Trust granted to Deutsche Bank Trust Company Americas an option to purchase all of the shares of Global Foods Co.

         The consummation of the CODAFA Acquisition and the Global Foods Trust Transfer each constituted a "Change of Control" under Section 10.15 of the Indenture. The Company is presently unable to make the offer to purchase Notes required by Section 10.15 of the Indenture due to the ongoing reorganization proceedings (concurso preventivo) of the Company which began making payments to its creditors under claims originated prior to June 28, 2002 pending the restructuring of its debts pursuant to such proceedings.

Dated: January 28, 2003